Exhibit 99.1
BankAtlantic Bancorp Announces Termination of Offers to Purchase and
Consent Solicitations for All Non-Publicly Traded Trust Preferred Securities
     FORT LAUDERDALE, FL — August 24, 2010 — BankAtlantic Bancorp, Inc. (NYSE: BBX; the “Company”) announced today that it is terminating its previously announced cash offers to purchase, and consent solicitations relating to, its twelve series of non-publicly traded trust preferred securities (“TruPS”), with an aggregate principal amount of $230,000,000 (the “Offers”). The Offers were scheduled to expire on September 30, 2010.
     The Company also announced that it is dismissing the currently pending lawsuit it filed against The Bank of New York Mellon, as trustee under an indenture of an issuer of collateralized debt obligations which holds $25.2 million principal amount of TruPS. The lawsuit was filed seeking a declaratory judgment and order directing The Bank of New York Mellon, as trustee, to act on the direction received from the beneficial owners of the TruPS subject to the Offer to accept the Offer. As a result of the termination of the Offers, this lawsuit is no longer necessary.
About BankAtlantic Bancorp:
BankAtlantic Bancorp (NYSE: BBX) is a bank holding company and the parent company of BankAtlantic.
About BankAtlantic:
BankAtlantic, Florida’s Most Convenient Bank, is one of the largest financial institutions headquartered in Florida. Via its broad network of community branches, online banking division — BankAtlantic.com, and conveniently located ATMs, BankAtlantic provides a full line of personal, small business and commercial banking products and services. BankAtlantic is open 7 days a week with extended weekday hours, Free Online Banking & Bill Pay, a 7-Day Customer Service Center and Change Exchange coin counters.
For further information, please visit our websites:
www.BankAtlanticBancorp.com
www.BankAtlantic.com
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BankAtlantic Bancorp Contact Info:
Leo Hinkley, Investor and Media Relations Officer
Telephone: (954) 940-5300
Email: InvestorRelations@BankAtlanticBancorp.com
BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:
Media Relations:
Sharon Lyn, Vice President
Telephone: 954-940-6383, Fax: 954-940-5320
Email: CorpComm@BankAtlanticBancorp.com
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